Exhibit 99.1

News Release

For Immediate Release

January 3, 2013

Bonanza Creek Announces Capital Program and Guidance for 2013 and Provides Fourth Quarter Operations Update

Company Plans to Spend $394 million in 2013 to Achieve Average Annual Production of 14,500 to 16,000 Boe/d

DENVER, January 3, 2013 — Bonanza Creek Energy, Inc. (NYSE: BCEI) today announced its 2013 capital program and provided guidance for the year. It also provided an update on fourth quarter 2012 operating results, including the average 30-day initial production rate for its first Codell horizontal and seven incremental Niobrara “B” Bench horizontal wells.

The Company’s total capital expenditures for 2013 are estimated to be $394 million, allocated approximately 80% to the Wattenberg Field and 20% to southern Arkansas. Actual capital expenditures are subject to a number of factors, including economic conditions and commodity prices, and the Company has the flexibility to reduce or augment the budget as appropriate.

This capital investment is expected to produce 2013 average sales volumes of 14,500 to 16,000 barrels of oil equivalent per day (Boe/d), while maintaining a strong oil and liquids profile.

Michael R. Starzer, Bonanza Creek’s President and Chief Executive Officer, stated, “Bonanza Creek delivered on its aggressive 2012 growth targets drilling high rate-of-return, oil-weighted projects. We continue to have high confidence in our Wattenberg Field asset and will direct the majority of our 2013 capital budget to growing production and reserves in this area. We are increasingly confident in the upside potential that exists in downspacing the Niobrara “B” Bench and developing the Niobrara “C” Bench and Codell formation, as well as the application of extended reach laterals, and will work to further prove these concepts in 2013.”

In the Wattenberg Field, the Company expects to invest $282 million to drill 72 gross (64.5 net) operated horizontal wells. The Company plans to begin the year with two operated rigs and increase to four by early in the second quarter. Of these planned wells, approximately 90% are currently categorized as unproved locations. In the Niobrara “B” Bench, the Company plans to drill approximately 56 standard 4,000 ft. lateral wells, two extended reach lateral wells and a six well 40-acre spaced pilot. The remaining program will continue the testing of additional resource potential with four wells each in the Niobrara “C” Bench and Codell formation. This program will increase the Company’s operated 4,000 ft. laterals on production from 38 at year-end 2012 to 109 by year-end 2013. Total capital spending in Colorado is expected to be approximately $323 million, which includes participation in two net non-operated wells, seismic and other maintenance capital.

In Arkansas, Bonanza Creek plans to spend approximately $60 million to drill 36 gross (30.6 net) wells and recomplete 114 gross (98.2 net) wells. It will also continue testing the potential for 5-acre spacing in the Dorcheat-Macedonia field. The third installment to the Company’s gas processing facilities is expected to be online in first quarter 2013, bringing total processing capacity to approximately 40 million cubic feet per day. Total capital investment in Arkansas is expected to be approximately $70 million, which includes remaining capital allocated to the gas plant expansion and other maintenance capital.

Fourth Quarter 2012 Operations Update

Bonanza Creek continues to see positive and improving results from its horizontal Niobrara program. The Company reports seven incremental wells with an average 30-day production rate of 560 Boe/d, comprised of 78% crude oil. The Company currently has 30-day average production rates on 31 wells and 60-day average production rates on 25 wells, which have averaged the following rates:

30-day production rate (31 wells): 503 Boe/d (76% oil; 24% liquids-rich gas)

60-day production rate (25 wells): 394 Boe/d (74% oil; 26% liquids-rich gas)

The Company’s 2012 horizontal Niobrara program achieved a 30-day average production rate of 510 Boe/d on 27 wells, representing an 11% increase over the four wells completed in 2011.

During the fourth quarter, Bonanza Creek drilled and completed the North Platte J-F-24HZ, its first horizontal Codell well. Initial results have met pre-drill expectations as the well delivered a 30-day average rate of 370 Boe/d (81% crude oil) while producing up tubing under controlled flow-back conditions.

Also late in the fourth quarter, the Company drilled and completed its first horizontal well in the Niobrara “C” Bench and its first extended reach lateral in the Niobrara “B” Bench.

2012 and 2013 Financial and Operating Guidance

Bonanza Creek expects its full year 2012 results for production, lease operating expense and production taxes to be consistent with previously disclosed guidance ranges. Due to one-time events and advanced hiring in preparation for the 2013 capital program, the Company now expects unit cash general and administrative expense to be approximately $7.65 per Boe for 2012.

The Company is issuing the following guidance for 2013:

Average production (Boe/d)	14,500 – 16,000

Operating costs and expenses (per Boe):
Lease operating	$8.25 – 9.25
Cash general and administrative	$6.25 – 7.00
Production tax(1)	6%

Capital expenditures (in millions):	$394

Price differential estimates:
Crude oil and condensate	Premium (Discount) to NYMEX WTI
Rockies	($8.00)
Mid-Continent	$4.00
Natural gas	Percent of NYMEX Henry Hub
Rockies (rich gas)	150%
Mid-Continent (dry gas)	100%
Natural gas liquids	Percent of NYMEX WTI
Mid-Continent	66%

Hedging Update (as of January 3, 2013):

			Avg.	Avg.	Avg.
	Type	Avg. Volume	Floor	Ceiling	Price
Crude Oil		(Bbl/Month)
January 1 – December 31, 2013	Collar	89,426	$88.27	$102.54
January 1 – December 31, 2013	Swap	86,285			$88.54
January 1 – December 31, 2014	Collar	71,208	$85.00	$95.87
January 1 – December 31, 2014	Swap	19,000			$90.80

Natural Gas		(MMBTU/Month)
January 1 – October 31, 2013	Swap	15,481			$6.40

(1) Production tax assumptions and all price estimates exclude the impact of hedge results.

This guidance is based on information available at the time of this release and is subject in its entirety to all cautionary statements and qualifications described below under the caption “Forward Looking Statements.”

Bennett Arbitration

The hearing and testimony phase of the arbitration proceeding against Mr. Starzer previously disclosed in the Company’s filings with the SEC concluded in October. At the end of November, the arbitration panel issued an order finding in favor of Mr. Starzer on all of the plaintiff’s claims. This order is final and non-appealable, thus effectively and favorably terminating the claims asserted by Mr. Bennett.

January 2013 Conference Participation

Mr. Starzer will present at the BMO Capital Markets 10th Annual Unconventional Resource Conference in New York on January 8. The presentation used for this event may be accessed from the Bonanza Creek website. Mr. Starzer will also serve as a panelist at the IPAA Private Capital Conference in Houston on January 28.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent energy company engaged in oil and natural gas exploration and production in the United States. The company’s assets and operations are concentrated primarily in the Wattenberg Field in Colorado and in southern Arkansas. The company’s common shares are listed for trading on the New York Stock Exchange under the ticker symbol BCEI. For more information about the company, please visit www.bonanzacrk.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the Company’s expected capital budget, capital expenditures, drilling program, drilling locations, drilling results, guidance, production, production rates, operating costs and expenses, development program, testing and recompletion activities and market perception of the Company. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities Exchange Commission on March 22, 2012. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. Ryan Zorn
Vice President — Finance
720-440-6172

Mr. James Masters
Investor Relations Manager
720-440-6121